February 2012 Preliminary Terms No. 75 Registration Statement No. 333-178081 Dated February 2, 2012 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Jump Securities based on the Performance of the iShares® FTSE China 25 Index Fund
due February    , 2014

The Jump Securities offer the opportunity for investors to earn a return based on the performance of the iShares® FTSE China 25 Index Fund. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 29% to 33%, which we refer to as the upside payment, if the share price on the valuation date is greater than the initial share price.  The actual upside payment will be determined on the pricing date.  If, on the other hand, the share price on the valuation date is equal to or less than the initial share price, you will receive for each $10 stated principal amount of securities that you hold a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage decrease in the final share price from the initial share price.  This amount may be significantly less than the stated principal amount of the securities and could be zero. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	February , 2012
Original issue date:	February , 2012 (3 business days after the pricing date)
Maturity date:	February , 2014
Underlying shares:	Shares of the iShares® FTSE China 25 Index Fund
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + upside payment
If the final share price is less than or equal to the initial share price,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero.

Upside payment:
$2.90 to $3.30 per security (29% to 33% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.90 to $13.30 per security.  The actual upside payment will be determined on the pricing date.

Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	February , 2014, subject to postponement for non-trading days or certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61760T462
ISIN:	US61760T4629
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of Interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10	$0.225	$9.775
Total	$	$	$

(1)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $    for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product Supplement for Jump Securities dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Jump Securities based on the Performance of the iShares® FTSE China 25 Index Fund due February     , 2014

Investment Overview

The Jump Securities
The Jump Securities based on the Performance of the iShares® FTSE China 25 Index Fund due February    , 2014 can be used:

■	As an alternative to direct exposure to the underlying shares that provides a fixed positive return if the underlying shares have appreciated at all on the valuation date.

■	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

The securities are exposed on a 1:1 basis to the negative performance of shares of the iShares® FTSE China 25 Index Fund.

Maturity:	Approximately 2 years
Upside payment:	$2.90 to $3.30 (29% to 33% of the stated principal amount)
Coupon:	None
Minimum payment at maturity:	None

iShares® FTSE China 25 Index Fund Overview

The iShares® FTSE China 25 Index Fund is an exchange-traded fund managed by iShares Trust (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® FTSE China 25 Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.

Information as of market close on February 1, 2012:

Bloomberg Ticker Symbol:	FXI
Current Share Price:	$39.41
52 Weeks Ago:	$42.84
52 Week High (on 4/21/2011):	$46.40
52 Week Low (on 10/3/2011):	$29.75

Shares of the iShares® FTSE China 25 Index Fund Daily Closing Prices January 1, 2007 to February 1, 2012

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Key Investment Rationale

Investors will receive a positive return on the securities if the share price on the valuation date is above the initial share price.
Scenario 1
The final share price value is greater than the initial share price.  In this scenario, each security redeems for $12.90 to $13.30 per security (129% to 133% of the stated principal amount), as determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.90 to $13.30 per security, and your return may be less than if you invested in the underlying shares directly.

Scenario 2
The final share price is less than or equal to the initial share price.  In this scenario, each security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the price of the underlying shares from the initial share price.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 10)

■	No guaranteed return of principal.

■	No interest payments.

■	Appreciation potential is fixed and limited.

■
The market price of the securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the FTSE China 25 Index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

■	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

■	Investing in the securities exposes investors to risks associated with investments in securities linked solely to the value of Chinese equity securities.

■	The securities are subject to currency exchange rate risk.

■	Adjustments to the underlying shares or to the FTSE China 25 Index could adversely affect the value of the securities.

■	Investing in the securities is not equivalent to investing in the shares of the iShares® FTSE China 25 Index Fund or the stocks underlying the FTSE China 25 Index.

■	The underlying shares and the FTSE China 25 Index are different.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The antidilution adjustments do not cover every event that could affect the shares of the iShares® FTSE China 25 Index Fund.

■	The securities will not be listed on any securities exchange and secondary trading may be limited.

■	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

■	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

■	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, index supplement and prospectus.  At maturity, if the final share price is greater than the initial share price, an investor will receive for each $10 stated principal amount of securities that the investor holds the $10 stated principal amount and a fixed return equal to the upside payment.  However, if the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the final share price from the initial share price.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
February , 2012	February , 2012 (3 business days after the pricing date)	February , 2014, subject to postponement for non-trading days or certain market disruption events.
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® FTSE China 25 Index Fund
Aggregate principal amount:	$
Issue price:	$10 per security
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + upside payment
If the final share price is less than or equal to the initial share price,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 and could be zero.

Upside payment:
$2.90 to $3.30 per security (29% to 33% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.90 to $13.30 per security.  The actual upside payment will be determined on the pricing date.

Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	February , 2014, subject to adjustment for non-trading days or certain market disruption events.
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61760T462
ISIN:	US61760T4629
Minimum ticketing size:	100 securities
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange; and

▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations,” when read in combination with the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and in futures and options contracts on the underlying shares and any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying shares on the pricing date, and therefore the price at which the

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underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its

February 2012	Page 6

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purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the product supplement for jump securities, the index supplement and the prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Jump Securities based on the Performance of the iShares® FTSE China 25 Index Fund due February     , 2014

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$3.10 (31% of the stated principal amount)
Minimum payment at maturity:	None

Jump Securities Payoff Diagram

How it works

■
Where the final share price is greater than the initial share price, the payment at maturity on the securities is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $3.10 per security.  In the payoff diagram above, an investor would receive the payment at maturity of $13.10 per security at any final share price greater than the initial share price.

■
Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. For example, if the underlying shares have decreased by 25%, the payment at maturity would be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10    +    Upside Payment

The upside payment will be $2.90 to $3.30 per security, to be determined on the pricing date.

If the final share price is less than or equal to the initial share price:

$10    ×    Share Performance Factor

Principal		Share Performance Factor
$10	×	final share price initial share price

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

■
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

■
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $2.90 to $3.30 per security (29% to 33% of the stated principal amount) even if the final share price is significantly greater than the initial share price.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work” on page 8.

■
Market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

o	dividend rates on the underlying shares and on the stocks composing the FTSE China 25 Index,

o	spot and forward exchange rates of the Hong Kong dollar, in which stocks composing the FTSE China 25 Index trade, relative to the U.S. dollar,

o	intervention in the currency markets by the governments or monetary authorities of Hong Kong, China, the United States or other countries,

o	interest and yield rate levels in the United States and Hong Kong, and the differentials between such levels,

o	volatility of the Hong Kong dollar/U.S. dollar exchange rates,

o	geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the underlying shares, the Hong Kong securities market or the foreign exchange markets,

o	time remaining until the securities mature,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 15.  You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

■
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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■
Investing in the securities is not equivalent to investing in the shares of the iShares® FTSE China 25 Index Fund or the stocks composing the FTSE China 25 Index.  Investing in the securities is not equivalent to investing in the underlying shares, the FTSE China 25 Index or the stocks that constitute the FTSE China 25 Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the FTSE China 25 Index.

■
Investing in the securities exposes investors to risks associated with investments in securities linked solely to the value of Chinese equity securities.  The stocks included in the FTSE China 25 Index and that are generally tracked by the underlying shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities, such as the underlying shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the FTSE China 25 Index, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

■
The securities are subject to currency exchange rate risk.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade.  An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to HK$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

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You can review the historical exchange rates of the Hong Kong dollar relative to the U.S. dollar in the section of this document called “Historical Information” on page 16 below.  You cannot predict the future performance of the Hong Kong dollar relative to the U.S. dollar based upon its historical performance.

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Adjustments to the underlying shares or to the FTSE China 25 Index could adversely affect the value of the securities. The investment adviser to the iShares® FTSE China 25 Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® FTSE China 25 Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the FTSE China 25 Index.  FTSE may add, delete or substitute the stocks constituting the FTSE China 25 Index or make other methodological changes that could change the value of the FTSE China 25 Index and, consequently, the price of the underlying shares and the value of the securities.  FTSE may discontinue or suspend calculation or publication of the FTSE China 25 Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued FTSE China 25 Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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The underlying shares and the FTSE China 25 Index are different.  The performance of the underlying shares may not exactly replicate the performance of the FTSE China 25 Index because the iShares® FTSE China 25 Index Fund will reflect transaction costs and fees that are not included in the calculation of the FTSE China 25 Index.  It is also possible that the iShares® FTSE China 25 Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® FTSE China 25 Index Fund and the FTSE China 25 Index or due to other circumstances.  The iShares® FTSE China 25 Index Fund generally invests at least 90% of its assets in securities of the FTSE China 25 Index and in depositary receipts representing securities of the FTSE China 25 Index. The iShares® FTSE China 25 Index Fund may invest the remainder of its assets in securities not included in the FTSE China 25 Index but which the Investment Adviser believes will help the iShares® FTSE China 25 Index Fund track the FTSE China 25 Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at

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which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial share price and final share price, the share performance factor or the share percent increase as applicable and calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the FTSE China 25 Index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the FTSE China 25 Index), including trading in the underlying shares, the stocks underlying the FTSE China 25 Index and in other instruments linked to the underlying shares or the FTSE China 25 Index.  Some of our subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the FTSE China 25 Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price of the underlying shares and, therefore, could increase the price at which the underlying shares must close so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet—General Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The iShares® FTSE China 25 Index Fund. The iShares® FTSE China 25 Index Fund is an exchange-traded fund managed by iShares Trust (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® FTSE China 25 Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at .www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

These preliminary terms relate only to the securities offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding iShares from the publicly available documents described above.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The FTSE China 25 Index.  The FTSE China 25 Index is a stock index calculated, published and disseminated by FTSE, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).  See “The FTSE China 25 Index” in the accompanying index supplement.

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Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the period from January 1, 2007 through February 1, 2012.  The closing price of the underlying shares on February 1, 2012 was $39.41.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

iShares® FTSE China 25 Index Fund (CUSIP 464287184)	High ($)	Low ($)	Period End ($)
2007
First Quarter	38.85	30.50	34.15
Second Quarter	43.31	34.92	42.91
Third Quarter	60.67	39.96	60.16
Fourth Quarter	72.91	53.75	56.82
2008
First Quarter	59.25	41.14	45.05
Second Quarter	54.58	43.13	43.83
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.35	19.36	29.18
2009
First Quarter	31.58	22.80	28.52
Second Quarter	40.12	29.23	38.37
Third Quarter	43.78	36.51	40.94
Fourth Quarter	46.35	39.48	42.27
2010
First Quarter	44.56	37.17	42.10
Second Quarter	44.59	37.01	39.13
Third Quarter	42.85	38.73	42.82
Fourth Quarter	47.93	42.20	43.09
2011
First Quarter	44.96	41.16	44.96
Second Quarter	46.40	41.11	42.95
Third Quarter	43.31	30.83	30.83
Fourth Quarter	38.95	29.75	34.87
2012
First Quarter (through February 1, 2012)	39.60	35.15	39.41

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The following table sets forth the published high, low and end-of-quarter exchange rates for the Hong Kong dollar (“HKD”) relative to the U.S. dollar (“USD”) for each quarter in the period from January 1, 2007 through February 1, 2012, and the related graph sets forth the daily exchange rates of the HKD relative to the U.S. dollar for the same period.

The exchange rate for the HKD is expressed as the number of Hong Kong dollars per one U.S. dollar.  As a result, a decrease in the exchange rate means that the HKD has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer Hong Kong dollars to purchase one U.S. dollar.   Conversely, an increase in the exchange rate means that the HKD has depreciated / weakened relative to the U.S. dollar.  This means that it takes more Hong Kong dollars to purchase one U.S. dollar.

The historical exchange rates of the Hong Kong dollar relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the valuation date.  Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade, and fluctuations in the exchange rate of the Hong Kong dollar relative to the U.S. dollar will affect the value of your investment.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the underlying shares will be adversely affected, and the payment at maturity on the securities may be reduced.

Hong Kong dollar (expressed as units of HKD per 1 USD)	High	Low	Period End
2007
First Quarter	7.8168	7.7778	7.8138
Second Quarter	7.8239	7.8062	7.8175
Third Quarter	7.8298	7.7592	7.7747
Fourth Quarter	7.8071	7.7502	7.8001
2008
First Quarter	7.8144	7.7644	7.7830
Second Quarter	7.8152	7.7868	7.7967
Third Quarter	7.8126	7.7576	7.7653
Fourth Quarter	7.7732	7.7499	7.7503
2009
First Quarter	7.7601	7.7500	7.7504
Second Quarter	7.7536	7.7500	7.7502
Third Quarter	7.7517	7.7500	7.7500
Fourth Quarter	7.7580	7.7500	7.7543
2010
First Quarter	7.7766	7.7543	7.7643
Second Quarter	7.8047	7.7559	7.7885
Third Quarter	7.7955	7.7568	7.7592
Fourth Quarter	7.7829	7.7505	7.7731
2011
First Quarter	7.8029	7.7689	7.7788
Second Quarter	7.8022	7.7654	7.7818
Third Quarter	7.8086	7.7805	7.7856
Fourth Quarter	7.7966	7.7634	7.7674
2012
First Quarter (through February 1, 2012)	7.7680	7.7545	7.7554

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Hong Kong Dollar / U.S. Dollar January 1, 2007 to February 1, 2012 (expressed as units of HKD per 1 USD)

February 2012	Page 17